                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              RAILAMERICA, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               RAILAMERICA, INC.
                          301 YAMATO ROAD, SUITE 1190
                           BOCA RATON, FLORIDA 33431

                    ----------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 24, 1996

                    ----------------------------------------


To the Stockholders of RAILAMERICA, INC.:


         NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Stockholders (the "1996 Annual Meeting") of RailAmerica, Inc., a Delaware corporation (the "Company"), will be held at 10:00 a.m., local time, on Wednesday, July 24, 1996, at the Boca Raton Marriott at Town Center, 5150 Town Center Circle, Boca Raton, Florida, for the following purposes:

         1. To elect two Class I Directors to hold office for terms of three years or until their successors are duly elected and qualified;

         2. To elect one Class II Director to hold office for a term of one year or until his successor is duly elected and qualified;

         3. To elect one Class III Director to hold office for a term of two years and until his successor is duly elected and qualified; and

         4. To transact such other business as may properly come before the 1996 Annual Meeting and any and all postponements or adjournments thereof.

         All stockholders are cordially invited to attend; however, only stockholders of record at the close of business on June 14, 1996, shall be entitled to notice of and to vote at the 1996 Annual Meeting or any postponements or adjournments thereof.

                                        By order of the Board of Directors


                                        GARY O. MARINO
                                        Chairman of the Board and
                                        Chief Executive Officer


Boca Raton, Florida
June 27, 1996


WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                      1996 ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                               RAILAMERICA, INC.

                             --------------------

                                PROXY STATEMENT

                             --------------------

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of RailAmerica, Inc., a Delaware corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $.001 per share (the "Common Stock"), for use at the 1996 Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., local time, on Wednesday, July 24, 1996 at the Boca Raton Marriott at Town Center, 5150 Town Center Circle, Boca Raton, Florida, or at any and all postponement(s) or adjournment(s) thereof (the "1996 Annual Meeting"), pursuant to the foregoing Notice of Annual Meeting of Stockholders.

         The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent to stockholders is June 27, 1996. Stockholders should review the information provided herein in conjunction with the Company's 1995 Annual Report to Stockholders, which accompanies this Proxy Statement.
The Company's principal executive office is located at 301 Yamato Road, Suite 1190, Boca Raton, Florida 33431, and its telephone number is (407) 994-6015.


                          INFORMATION CONCERNING PROXY

         The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the 1996 Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the 1996 Annual Meeting.

         The cost of soliciting proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its directors, officers, employees and agents, may also solicit proxies personally and by telephone. Only independent third party agents not otherwise affiliated with the Company will be specifically compensated for such solicitation activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so. American Stock Transfer and Trust Company acts as the Company's transfer agent and, as part of its services to the Company, may solicit the return of voted proxies from banks, brokers, nominees and intermediaries. For such services, American Stock Transfer and Trust Company does not receive any set compensation other than compensation it receives for acting as a transfer agent.


                            PURPOSES OF THE MEETING

         At the 1996 Annual Meeting, the Company's stockholders will consider and vote upon the following matters:

         1. The election of two Class I Directors to hold office for terms of three years or until their successors are duly elected and qualified;

         2. The election of one Class II Director to hold office for a term of one year or until his successor is duly elected and qualified;

         3. The election of one Class III Director to hold office for a term of two years or until his successor is duly elected and qualified; and

         4. Such other business as may properly come before the 1996 Annual Meeting, including any adjournments or postponements thereof.

         Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (a) FOR the election of the two Class I nominees for director named below, (b) FOR the election of the one Class II nominee for director named below, and (c) FOR the election of the one Class III nominee for director named below. In the event a stockholder specifies a different choice by means of the enclosed proxy, his or her shares will be voted in accordance with the specification so made.

         The Board of Directors does not know of any other matters that may be brought before the 1996 Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees. In the event that any other matter should come before the 1996 Annual Meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment.

         OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS; COMMON STOCK

         The Board of Directors has set the close of business on June 14, 1996, as the record date (the "Record Date") for determining stockholders of the Company entitled to notice of, and to vote at, the 1996 Annual Meeting. As of the Record Date, there were 4,672,910 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the 1996 Annual Meeting. Each share of Common Stock is entitled to one vote on each matter submitted to stockholders for approval at the 1996 Annual Meeting. Stockholders do not have the right to cumulate their votes for directors.

         The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the 1996 Annual Meeting is necessary to constitute a quorum. Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the 1996 Annual Meeting. Any other matter that may be submitted to a vote of the stockholders will be approved if the number of shares of Common Stock voted in favor of the matter exceeds the number of shares voted in opposition to the matter, unless such matter is one for which a greater vote is required by law or by the Company's Certificate of Incorporation or Bylaws. If less than a majority of outstanding shares entitled to vote are represented at the 1996 Annual Meeting, a majority of the shares so represented may adjourn the 1996 Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

         Prior to the 1996 Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof.

         Pursuant to Delaware law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. However, abstentions are treated as present and entitled to vote and thus have the effect of a vote against a matter. A broker non-vote on a matter is considered not entitled to vote on that matter and thus is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved or whether a plurality of the shares present and entitled to vote has been voted.

         A list of stockholders entitled to vote at the 1996 Annual Meeting will be available at the Company's offices, 301 Yamato Road, Suite 1190, Boca Raton, Florida, for a period of ten days prior to the 1996 Annual Meeting and at the 1996 Annual Meeting itself for examination by any stockholder.

         The Company's Common Stock is quoted on the National Association of Security Dealers Automated Quotation ("NASDAQ") system under the symbol "RAIL". Set forth below is high and low bid information for the Common Stock as reported on NASDAQ for each of the quarters of 1994 and 1995. All such quotations reflect inter-dealer prices, without retail markup, mark-down or commissions and may not reflect actual transactions.


               1994                           High                    Low
        ------------------                 ---------               ---------
         First Quarter                       $ 2 3/8               $ 1 3/4

         Second Quarter                        2 1/4                 1 5/8

         Third Quarter                         4 3/4                 1 3/8

         Fourth Quarter                        3 7/8                 1 7/8


               1995
        ------------------
         First Quarter                       $ 4 3/8                $2 15/16

         Second Quarter                        5 1/4                 3 13/16

         Third Quarter                         5 1/16                3 1/2

         Fourth Quarter                        4 5/32                3 3/8


         The Company has never declared or paid a dividend on its Common Stock. The Company is prohibited from paying dividends on the Common Stock pursuant to certain restrictive covenants contained in its loan agreements.

                               SECURITY OWNERSHIP

         The following table sets forth, as of the Record Date, based on information obtained from the persons and entities named below, the number of shares of Common Stock which were beneficially owned by (i) each person known by the Company to be the owner of more than 5% of the Common Stock, (ii) each director of the Company, (iii) the Named Executive Officers (as defined below) and (iv) all directors and executive officers of the Company as a group:

NAME AND ADDRESS OF                                        AMOUNT AND NATURE          PERCENTAGE OF
OFFICER OR DIRECTOR                                          OF BENEFICIAL             OUTSTANDING
                                                              OWNERSHIP(1)               SHARES(2)
- ----------------------------------------------------       -----------------          -------------
John H. Marino  . . . . . . . . . . . . . . . . . .           422,500(3)                  8.95%
RailAmerica,Inc.
King Street Station
Suite 150, 1800 Diagonal Road
Alexandria, Virginia 22314

Gary O. Marino  . . . . . . . . . . . . . . . . . .           367,000(4)                  7.36%
301 Yamato Road, St. 2222
Boca Raton, Florida 33431

Donald D. Redfearn  . . . . . . . . . . . . . . . .            72,133(5)                  1.51%
Jenex Financial Services
2240 Woolbright Road, Suite 351
Boynton Beach, Florida 33426

John M. Sullivan  . . . . . . . . . . . . . . . . .            55,100(6)                  1.17%
10279 SW Stones Throw Terrace
Palm City, FL 34990

Richard Rampell . . . . . . . . . . . . . . . . . .            51,000(7)                  1.08%
122 North County Road
Palm Beach, Florida 33480

Charles Swinburn  . . . . . . . . . . . . . . . . .            51,000(8)                  1.08%
1800 M. Street NW
Washington, D.C. 20036

All Executive Officers and Directors
as a Group (6 persons)  . . . . . . . . . . . . . .         1,018,733(9)                 19.46%

- -----------------------

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.
(2) Does not include the issuance of 849,208 shares of Common Stock upon the exercise of the Company's outstanding, publicly-traded, Class B Warrants.
(3) Includes 50,000 shares of Common Stock issuable upon the exercise of presently exercisable options to purchase Common Stock at $3.625 per share granted under the Company's 1995 Stock Incentive Plan. Mr. John
         H. Marino is the brother of Mr. Gary O. Marino.
(4) Includes (i) 40,000 shares of Common Stock issuable upon the exercise of presently exercisable options to purchase Common Stock at $3.50 per share granted under the Company's 1992 Stock Option Plan and (ii) 10,000 shares of Common Stock issuable upon the exercise of presently exercisable options to purchase

         Common Stock at $3.625 per share granted under the Company's 1995 Stock Incentive Plan. Also includes (i) 87,500 shares of Common Stock issuable upon the exercise of presently exercisable options to purchase Common Stock at $3.10 per share, (ii) 87,500 shares of Common Stock issuable upon the exercise of presently exercisable options to purchase Common Stock at $3.40 per share and (iii) 87,500 shares of Common Stock issuable upon the exercise of presently exercisable options to purchase Common Stock at $3.75 per share, all of which options were granted pursuant to the terms of Mr. Marino's employment agreement. Does not include 87,500 shares of Common Stock issuable upon the exercise of options to purchase Common Stock at $4.15 per share, which options are not presently exercisable. See "Executive Compensation." Mr. Gary O. Marino is the brother of Mr. John H. Marino.
(5) Includes (i) 40,000 shares of Common Stock issuable upon the exercise of presently exercisable options to purchase Common Stock at $3.50 per share granted under the Company's 1992 Stock Option Plan and (ii) 10,000 shares of Common Stock issuable upon the exercise of presently exercisable options to purchase Common Stock at $3.50 per share granted under the Company's 1995 Non-Employee Director Stock Option Plan.
(6) Includes 50,000 shares of Common Stock issuable upon the exercise of presently exercisable options to purchase Common Stock at $3.50 per share granted under the Company's 1992 Stock Option Plan.
(7) Includes 50,000 shares of Common Stock issuable upon the exercise of presently exercisable options to purchase Common Stock at $4.81 per share granted under the Company's 1995 Non-Employee Director Stock Option Plan.
(8) Includes 50,000 shares of Common Stock issuable upon the exercise of presently exercisable options to purchase Common Stock at $4.19 per share granted under the Company's 1995 Non-Employee Director Stock Option Plan.
(9)      See items (3) - (8) above.


                        ELECTION OF DIRECTORS; NOMINEES

         Pursuant to the Company's Amended and Restated Certificate of Incorporation, the Board of Directors of the Company (sometimes referred to herein as the "Board") is divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. The current term of the Class I Directors terminates on the date of the Company's 1996 Annual Meeting; the current term of the Class II Directors terminates on the date of the Company's 1997 annual meeting of stockholders and the current term of the Class III Directors terminates an the date of the Company's 1998 annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term. Donald D. Redfearn and Charles Swinburn currently serve as Class I directors and will stand re-election at the 1996 Annual Meeting. In 1996, in accordance with the Company's Amended and Restated Certificate of Incorporation, the Company's Board of Directors determined to expand the Board of Directors by adding two directors, one Class II director and one Class III director. Robert F. Toia has been nominated by the Board of Directors for election as a new Class II director and Douglas R. Nichols has been nominated by the Board of Directors for election as a new Class III director. Messrs. John H. Marino and John Sullivan currently serve as Class II directors, and Messrs. Gary O. Marino and Richard Rampell currently serve as Class III directors. If elected at the 1996 Annual Meeting, (i) Messrs. Redfearn and Swinburn will serve until the 1999 annual meeting of stockholders and until their successors are elected and qualified, (ii) Mr. Toia will serve until the 1997 annual meeting of stockholders and until his successor is elected and qualified and (iii) Mr. Nichols will serve until the 1998 annual meeting of stockholders and until his successor is elected and qualified.

         Pursuant to the terms of the Underwriting Agreement relating to the Company's initial public offering of Common Stock consummated in November 1992, the representatives of the several underwriters (the "Representatives") of such offering have the right, until September 1997, to have a designee attend all meetings of the Board of Directors of the Company and to cause the Company to nominate and use its best efforts to obtain election to the Board of Directors of a person designated by the Representatives. Mr. Sullivan was elected to the Company's Board of Directors upon designation by the Representatives.

         Messrs. Redfearn, Swinburn, Toia and Nichols have consented to serve on the Company's Board of Directors and the Board of Directors has no reason to believe that they will not serve if elected. However, if any of them should become unavailable to serve as a director, and if the Board shall have designated a substitute nominee or nominees, the persons named as proxies will vote for the substitute nominee or nominees designated by the Board of Directors.

                                   MANAGEMENT

         The executive officers and directors of the Company are as follows:

 NAME                           AGE                       POSITION
 -----                          ---                       --------
 Gary O. Marino                 51             Chairman of the Board, Chief Executive
                                               Officer and Treasurer

 John H. Marino                 56             President, Chief Operating Officer,
                                               Director

 Donald D. Redfearn             43             Executive Vice President, Secretary and
                                               Director

 John M. Sullivan               71             Director

 Richard Rampell                44             Director


 Charles Swinburn               54             Director


NOMINEES FOR CLASS I DIRECTORS

         DONALD D. REDFEARN - Mr. Redfearn has been Executive Vice President, Administration and Secretary of the Company since December 1994. Mr. Redfearn has been an officer and director of the Company since its formation in April 1992 and of the Company's Huron & Eastern Railway Company, Inc. ("HESR") subsidiary since 1986. Mr. Redfearn joined the Company on a full-time basis in January 1996. Mr. Redfearn was President of Jenex Financial Services, Inc., a financial consulting firm, from September 1993 until September 1995. From 1984 until September 1993, Mr. Redfearn served in various capacities at Boca Raton Capital Corporation ("BRCC"), a publicly-traded venture capital firm and former stockholder of the Company, including Senior Vice President, Assistant Secretary and Treasurer. Mr. Redfearn was also a Vice President of HTG (as defined below) until the HTG Merger (as defined below). He received his B.A. in Business Administration from the University of Miami and graduated from the School of Banking of the South at Louisiana State University.

         CHARLES SWINBURN - Mr. Swinburn joined the Board of Directors of the Company effective February 1, 1995. Mr. Swinburn is currently a practicing attorney in the Washington, D.C. office of Morgan, Lewis & Bockius, where he specializes in environmental law. From April 1990 through August 1993, Mr. Swinburn served as a consultant to private industry and the government. Prior to that time, Mr. Swinburn served as Vice President of Rollins Environmental Services, Inc. Mr. Swinburn has served in various capacities at the U.S. Department of Transportation, most recently as Deputy Assistant Secretary for Policy and International Affairs. Mr. Swinburn received his B.A. from Princeton University in 1969, his M.B.A. from Harvard Business School in 1971 and his J.D. from the University of Pennsylvania in 1993.

NOMINEE FOR CLASS II DIRECTOR

         ROBERT F. TOIA -   Mr. Toia, the former President of the Brandywine
Valley Railroad, the Upper Merion & Plymouth Railroad and the South Central Florida Railroad, has been nominated to become a director of the Company. Mr. Toia served as a transportation consultant to the Lukens Steel Company from 1957 until he joined the company as a Supervisor, Traffic and Transportation. From 1967 to 1992, Mr. Toia served in various capacities with Lukens Steel Company, including from 1982 to 1992 as the company's Corporate General Manager, Rail Division where he was responsible for managing Lukens' in-plant railroads. In all, Mr. Toia has over forty years experience in the transportation industry. Mr. Toia completed executive management programs at the University of Michigan and Columbia University. From 1951 to 1953, Mr. Toia served in the Judge Advocate Corps of the United States Army. Mr. Toia serves on the Board of Directors of the American Shortline Railroad Association and is a member of the National Industrial Transportation League and the National Freight Transportation League, among other organizations.

CONTINUING CLASS II DIRECTORS

         JOHN H. MARINO - Mr. Marino has been President and a director of the Company since its formation in April 1992 and Chief Operating Officer since March 1, 1994, and he has been President and a director of HESR since 1986. Mr. Marino was also the President of Huron Transportation Group, Inc. ("HTG"), from its formation in January 1987 until HTG merged with RailAmerica Services Corporation, the wholly-owned subsidiary of the Company ("RailAmerica Services Corporation"), in December 1993 (the "HTG Merger"). Prior to founding HESR in 1985, Mr. Marino served as President and Chief Executive Officer of several shortline railroads, as an officer of the Reading Railroad and with the United States Railway Association, Washington, D.C. Mr. Marino received his B.S. in civil engineering from Princeton University in 1961 and his M.S. in transportation engineering from Purdue University in 1963. From 1963 to 1965, Mr. Marino served as an officer of the United States Army Corps of Engineers.

         JOHN M. SULLIVAN - Mr. Sullivan was elected a director in January 1993. From 1977 until 1981, Mr. Sullivan served, upon appointment by President Carter, as head of the United States Federal Railroad Administration. From 1982 until 1990, Mr. Sullivan was President and Chief Executive Officer of Haug Die Casting, Inc., where he remains a director. Mr. Sullivan received his B.S. in engineering from the United States Naval Academy and served with the United States Navy as an officer, and ultimately as a carrier aviator from 1946 to 1954.

NOMINEE FOR CLASS III DIRECTOR

         DOUGLAS R. NICHOLS - Mr. Nichols, a certified public accountant and the founder, President and principal stockholder of First London Securities Corporation, a securities broker-dealer specializing in equity trading and investment banking, has been nominated to become a director of the Company. From 1989 to 1991, Mr. Nichols was a Vice President with the Dallas, Texas office of Smith Barney and from 1986 to 1989 was a broker with the Dallas branch of Shearson Lehman Brothers. Mr. Nichols is currently a member of the National Railway Historical Society.

CONTINUING CLASS III DIRECTORS

         GARY O. MARINO - Mr. Marino has been Chairman of the Company's Board of Directors and Treasurer of the Company since its formation in April 1992 and Chief Executive Officer since March 1, 1994, and he has been Chairman of the Board and Treasurer of HESR since 1986. Mr. Marino joined the Company on a full-time basis in March 1994. Mr. Marino was also the Chairman of HTG from its formation in 1987 until the HTG Merger. From 1984 until October 1993, Mr. Marino was the Chairman, President and Chief Executive Officer of BRCC, a former stockholder of the Company. He received his B.A. from Colgate University in 1966 and an M.B.A. from Fordham University in 1973. From 1966 to 1969, Mr. Marino served as an officer of the United States Army Ordnance Corps.

         RICHARD RAMPELL - Mr. Rampell, joined the Board of Directors of the Company effective July 27, 1995. Mr. Rampell, a certified public accountant, is currently the Chief Executive of Rampell & Rampell, P.A., Certified Public Accountants, of Palm Beach, Florida. Mr. Rampell is the past President of the Palm Beach Tax Institute and a past President of the Florida Institute of CPA's, East Coast Chapter. Mr. Rampell graduated with honors from Princeton University with an A.B. degree and received an M.B.A. from the Wharton School at the University of Pennsylvania.

ELECTION OF EXECUTIVE OFFICERS

         The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During the year ended December 31, 1995, the Board of Directors of the Company held a total of (7) meetings and took a number of actions by unanimous written consent. During 1995, no director attended fewer than 75% of the aggregate of (i) the number of meetings of the Board of Directors held during the period he served on the Board, and (ii) the number of meetings of committees of the Board of Directors held during the period he served on such committees.

         Messrs. Swinburn, Sullivan and Rampell are the current members of the Company's Audit Committee, which committee held (2) meetings during the year ended December 31, 1995. The duties and responsibilities of the Audit Committee include (a) recommending to the Board of Directors the appointment of the Company's auditors and any termination of engagement, (b) reviewing the plan and scope of audits, (c) reviewing the Company's significant accounting policies and internal controls and (d) having general responsibility for all related auditing matters.

         Messrs. Swinburn, Sullivan and Rampell are also the current members of the Company's Compensation Committee, which committee held (1) meeting during the year ended December 31, 1995. The Compensation Committee reviews and approves the compensation of the Company's executive officers and administers each of the Company's compensation plans.

         In addition to the foregoing committees, the Board has established an Executive Committee consisting of Messrs. Gary Marino, John Marino and Redfearn, and a Government Affairs Committee consisting of Messrs. John Marino, Sullivan and Swinburn.

         The Company does not have a standing nominating committee of the Board.

ADDITIONAL INFORMATION CONCERNING DIRECTORS

         During 1995, each director of the Company who was not an officer or employee of the Company received $1,000 per month, $500 per Board meeting and $400 for each additional day spent on Company business. Effective March 1, 1996, compensation for directors that are not employees of the Company was changed to a retainer of $2,000 per month, $500 per Board meeting and $400 for each additional day spent on Company business. All directors are reimbursed for reasonable out-of-pocket expenses associated with travel to meetings of the Company's Board of Directors. Each non-employee director of the Company also participates in the Company's 1995 Non-Employee Stock Option Plan.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of the Company's outstanding Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all such reports they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written or oral representations that no other reports were required for such persons, during the year ended December 31, 1995, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except for the late filing by John M. Sullivan of a Form 4 relating to the purchase by his spouse of 100 shares of Common Stock in June 1995.

                             EXECUTIVE COMPENSATION

         The following table sets forth, for the years ended December 31, 1994 and 1995, the aggregate compensation awarded to, earned by or paid to Gary O. Marino, the Company's Chief Executive Officer, and John H. Marino, the Company's President (collectively, the "Named Executive Officers") during each of such years. No other executive officer of the Company received compensation in excess of $100,000 during such years. The Company did not grant any restricted stock awards or stock appreciation rights or make any long term incentive plan payouts during such years.


SUMMARY COMPENSATION TABLE


                                                                                           LONG-TERM COMPENSATION
                                                       ANNUAL COMPENSATION                         AWARDS
                                                  -----------------------------            ----------------------
  NAME AND PRINCIPAL POSITION          YEAR        SALARY(1)          BONUS                      OPTIONS(#)
- -------------------------------        ----       -----------      ------------            ----------------------
Gary O. Marino                         1995       $ 200,000        $ 124,034(2)                  350,000(4)
Chairman of the Board
and Chief Executive Officer            1994       $ 169,379        $ 140,000                         -0-


John H. Marino                         1995       $ 150,000        $  37,650(3)                      -0-
President
                                       1994       $ 137,584        $  30,000                         -0-

- ------------------------

(1) The Company also provides certain members of senior management with certain other personal benefits, including a car allowance, not included in cash compensation. The aggregate amount of such benefits did not exceed 10% of the cash compensation paid to or accrued for the benefit of any executive officer or 10% of the cash compensation paid to or accrued for all executive officers as a group.

(2) Includes a bonus of 50,000 shares of the Company's Common Stock granted pursuant to Mr. Marino's employment agreement, which bonus was valued at $93,750 as of the date of execution of the agreement in July 1995. Also includes a bonus of $30,284 which was paid to Mr. Gary Marino in 1996 based upon the performance of the Company and its subsidiaries for the year ended December 31, 1995.

(3) Represents a bonus paid to Mr. John Marino in 1996 based upon the performance of the Company and its transportation subsidiaries for the year ended December 31, 1995.

(4) Granted pursuant to the terms of Mr. Gary Marino's employment agreement.

EMPLOYMENT AGREEMENTS

         During 1993, until the HTG Merger, the Company contracted with HTG for the services of its executive officers pursuant to a management agreement (the "Management Agreement"). Pursuant to the Management Agreement, HTG provided the Company with the management services of, among others, Messrs. John Marino, Gary Marino and Donald Redfearn. The Company paid HTG aggregate management fees and expenses of $350,000 for 1993, which amount also included consideration for HTG's provision to the Company of substantial services in addition to the services of the Company's executive officers. For the year ended December 31, 1993, John Marino received $131,250 from HTG in cash compensation. See "Certain Transactions." In 1993, HTG merged with RailAmerica Services Corporation, a subsidiary of the Company. The purpose of the HTG Merger was, among other things, to reduce the Company's long-term operating expenses by facilitating (i) the eventual termination of the Management Agreement and (ii) the direct employment by the Company of Messrs. John Marino and Gary Marino. The Company entered into employment arrangements with each of Messrs. Gary O. Marino and John H. Marino effective as of March 1, 1994.

         Prior to July 1995, Gary Marino had an employment arrangement with the Company which provided that he serve as Chief Executive Officer of the Company and its subsidiaries. Under this arrangement, Gary Marino received a base salary of $150,000 from March 1, 1994 through August 31, 1994, $175,000 from September 1, 1994 through December 31, 1994 and $200,000 per year as of January 1, 1995. Mr. Marino's base salary is subject to increase in accordance with the Consumer Price Index, as well as any additional increases in the discretion of the Board of Directors. Commencing January 1, 1996, Gary Marino's base salary was increased to $210,000. Mr. Marino was also entitled to a $642 per month car allowance, subject to annual increase in accordance with the Consumer Price Index. Under the arrangement Gary Marino was entitled to such benefits (including medical, dental, disability and life insurance) as the Company and its subsidiaries typically provided to its executive officers. The arrangement also provided that Mr. Marino receive annual cash payments in lieu of his participating in a retirement benefits plan.

         In addition, Gary Marino's employment arrangement provided that he be issued an aggregate of 50,000 shares of the Company's Common Stock upon the execution of a formal employment agreement. All of these shares were issued to Mr. Marino in July 1995 upon has execution of a written employment agreement. Pursuant to Mr. Marino's employment agreement, Mr. Marino was also granted non-qualified options to purchase an aggregate of 350,000 shares of Common Stock of the Company at varying exercise prices and exercise dates. Options for 87,500 shares at an exercise price of $3.10 and 87,500 shares at an exercise price of $3.40 were immediately exercisable by Mr. Marino upon execution of his written employment agreement. Additional options for 87,500 shares became exercisable under the agreement on March 1, 1996 at an exercise price of $3.75 and options for 87,500 shares will become exercisable under the agreement on March 1, 1997 at an exercise price of $4.15 per share, provided Mr. Marino's employment has not been terminated by his voluntary resignation or by the Company for cause as of such date. All such options have ten year terms from the date they become exercisable. The agreement also provides that Mr. Marino receive annual cash payments in lieu of his participating in a retirement benefits plan. The agreement has an initial term expiring on March 1, 1998, and is subject to automatic one year renewal terms, unless either party notifies the other of non-renewal 180 days prior to the expiration of the current term. In the event Mr. Marino's employment is terminated without cause pursuant to a change in control of the Company, Mr. Marino is entitled to receive as of the date of termination a lump sum equal to 150% of his total compensation in the 12 months prior to the date of termination. The agreement also contains certain non-competition provisions applicable to Mr. Marino should he resign from the Company or be terminated with cause.

         John Marino's employment agreement provides for him to serve as President of the Company and its transportation and distribution subsidiaries. Under the agreement Mr. Marino received a base salary of $120,000 per year from March 1, 1994 through August 31, 1994, $135,000 from September 1, 1994 through December 31, 1994, and receives $150,000 per year as of January 1, 1995. Mr. Marino's base salary is subject to increase in accordance with the Consumer Price Index, as well as any additional increases in the discretion of the Board of Directors. Commencing January 1, 1996, Mr. Marino's base salary was increased to $154,200. Mr. Marino is also entitled to a $642 per month car allowance, subject to annual increase in accordance with the Consumer Price Index. Under the agreement, Mr. Marino is entitled to such benefits (including medical, dental, disability and life insurance) as the Company and its subsidiaries typically provide for their senior executive officers. The agreement also provides that Mr. Marino receive annual cash payments in lieu of participating in a retirement benefits plan. The agreement has an initial term ending March 1, 1998, and is subject to automatic one year renewal terms, unless either party notifies; the other of non-renewal 180 days prior to the expiration of the current term. In the event Mr. Marino's employment is terminated without cause pursuant to a change in control of the Company, he is entitled to receive as of the date of termination a lump sum equal to 150% of his total compensation in the 12 months prior to the date of termination. The agreement contains certain non-competition provisions applicable to Mr. Marino should he resign from the Company or be terminated with cause.

STOCK OPTION AND BONUS PLANS

     1992 STOCK OPTION PLAN

         The Company maintains a 1992 Stock Option Plan which provides officers, employees and consultants of the Company and its subsidiaries that are not directors of the Company or 5% stockholders (directly or indirectly) of the Company, with the ability to receive grants of incentive stock options (as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the"Code")), and provides such individuals and non-employee directors that are not 5% stockholders with the ability to receive nonqualified stock options.
The 1992 Stock Option Plan was approved by the Company's stockholders as of July 1, 1992, and became effective as of such date. The Company has reserved 250,000 shares of Common Stock for the grant of options under the 1992 Stock Option Plan; all of which have been granted and are currently outstanding at an exercise price of $3.50 per share.

     BONUS PLAN

         In May 1995, the Board of Directors adopted the Corporate Senior Executive Bonus Plan (the "Bonus Plan") pursuant to which participants in the Bonus Plan receive cash bonuses based upon the annual performance of the Company and its subsidiaries, commencing with the 1995 fiscal year. Bonuses will be paid to designated individuals based on Company performance on a consolidated basis, subsidiary performance or a combination of both.

         Participants in the Bonus Plan which are subsidiary-specific shall receive cash bonuses based upon objective, auditable and performance-related criteria relating to the Company's subsidiaries. No subsidiary-specific participant will be paid a bonus greater than 50% of the salary earned by that participant for the full year. Subsidiary-specific participants will be designated by the Chief Executive Officer subject to ratification by the Compensation Committee. Bonuses paid to participants for consolidated Company performance will be paid from a bonus pool equal to 12% of any pre-tax consolidated income in excess of that amount required to achieve a 12% return on average stockholders' equity. The initial participants in the Bonus Plan to receive awards based on consolidated Company performance include Messrs. Gary Marino and John Marino. The Compensation Committee determines the appropriate treatment of year end results in the calculation, based on the recommendation of the Chief Executive Officer, if appropriate. No participant will be paid a bonus based on consolidated Company performance greater than the salary earned by that participant for the full year.

     1995 STOCK PLANS

         The following plans were approved by the Company's stockholders at the Company's 1995 Annual Meeting, in July 1995:

         1995 STOCK INCENTIVE PLAN. The Board of Directors of the Company has adopted, effective January 1, 1995, a 1995 Stock Incentive Plan (the "Stock Incentive Plan"). Pursuant to the Stock Incentive Plan, key personnel of the Company who have been selected as participants are eligible to receive awards of various forms of equity-based incentive compensation, including stock options, stock appreciation rights, stock bonuses, restricted stock awards, performance units and phantom stock, and awards consisting of combinations of such incentives. The Stock Incentive Plan is administered by the Compensation Committee. Subject to the provisions of the Stock Incentive Plan, the Compensation Committee has sole discretionary authority to interpret the Stock Incentive Plan and to determine the type of awards to grant, when, if and to whom awards are granted, the number of shares covered by each award and the terms and conditions of the award. Options granted under the Stock Incentive Plan may be "incentive stock options" ("ISOs"), within the meaning of Section 422 of the Internal Revenue Code, or nonqualified stock options ("NQSOs"). The exercise price of the options is determined by the Compensation Committee at the time the options are granted, subject to a minimum price in the case of ISOs equal to the fair market value of the Common Stock on the date of grant and a minimum price in the case of NQSOs of the par value of the Common Stock.

         The Company has reserved 250,000 shares of Common Stock for issuance under the Stock Incentive Plan. Options to purchase 141,000 shares and 95,000 shares of the Company's Common Stock were granted on January

1, 1995 and January 1, 1996, respectively, under the Stock Incentive Plan. The January 1, 1995 and 1996 options have exercise prices of $3.50 and $3.625 per share, respectively.


         1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. The Board of Directors of the Company has adopted, effective January 1, 1995, the 1995 Non-Employee Director Stock Option Plan (the "Directors Plan"), under which 250,000 shares of Common Stock have been reserved for issuance. Pursuant to the Directors Plan, directors of the Company who are not also employees of the Company ("Non-Employee Directors") are granted options to purchase Common Stock. The Directors Plan is administered by the Compensation Committee, the members of which are also participants therein. Subject to the provisions of the Directors Plan, the Compensation Committee has sole discretionary authority to construe, interpret and apply the terms of the Directors Plan, to determine all questions thereunder, and to adopt and amend rules and regulations for the administration thereof as it may deem desirable.

         Under the terms of the Directors Plan, each Non-Employee Director shall be granted an option to purchase 50,000 shares of Common Stock on the date such person is first elected to become a director of the Company. The term of the Directors Plan is ten years from the effective date, after which no further options will be granted thereunder. Options granted under the Directors Plan expire ten years from the date of grant. The exercise price per share of each option granted under the Directors Plan will be the fair market value of the Common Stock on the date prior to the date the option is granted. Options granted under the Directors Plan vest over a period of three years at the rate of one-third annually on each anniversary date of the date of grant, provided the Non-Employee Director to whom the options are granted continues to serve as a director on each such vesting date.

         As of the date hereof, options to purchase 10,000 shares of the Company's Common Stock have been granted to Donald D. Redfearn under the Directors Plan, at an exercise price of $3.50 per share, options to purchase 50,000 shares of the Company's Common Stock have been granted to Charles Swinburn under the Directors Plan at an exercise price of $4.19 per share and options to purchase 50,000 shares of the Company's Common Stock have been granted to Richard Rampell under the Directors Plan at an exercise price of $4.81 per share.

         1995 EMPLOYEE STOCK PURCHASE PLAN. The Board of Directors of the Company has adopted, effective January 1, 1995, the 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan"), under which 250,000 shares of Common Stock are reserved for issuance. During the first quarter of 1996, the Company implemented the Stock Purchase Plan. The Stock Purchase Plan, which is designed to qualify under Section 423 of the Code, is designed to encourage stock ownership by employees of the Company. Employees of the Company other than members of the Board of Directors and owners of 5% or more of the Company's Common Stock are eligible to participate in the Stock Purchase Plan, with certain exceptions, if they are employed by the Company for at least 20 hours per week and more than five months per year. No employee is eligible to participate who, after the grant of options under the Stock Purchase Plan, owns (including all shares which may be purchased under any outstanding option) 5% or more of the Company's Common Stock.

         On January 1 of each year (the "Enrollment Date"), the Company will grant to each participant an option to purchase on December 31 of each such year (the "Exercise Date") at a price determined in the manner described below (the "Purchase Price") the number of full shares of Common Stock which his or her accumulated payroll deductions on the Exercise Date will purchase at the Purchase Price. The Purchase Price will be the lesser of (i) a percentage (not less than 85%) of the fair market value of the Common Stock on the Enrollment Date, or (ii) a percentage (not less than 85%) of the fair market value of the Common Stock on the Exercise Date. As soon as practicable after any Exercise Date on which a purchase of shares of Common Stock occurs, the Company will deliver to each participant, a certificate representing the shares purchased upon exercise of his or her option; however, the Compensation Committee may determine to hold a participant's certificates until the participant ceases participation in the Stock Purchase Plan or requests delivery of the certificates.

OPTION/SAR GRANT TABLE

         The following table sets forth information concerning grants of stock options made during the year ended December 31, 1995 to the Named Executive Officers. All stock options granted to Mr. Gary O. Marino were granted pursuant to his employment agreement. See "Executive Compensation - Employment Agreements." No stock appreciation rights were granted.

                                   NUMBER OF                % OF TOTAL
                                  SECURITIES                 OPTIONS/
                                  UNDERLYING              SARS GRANTED TO
                                   OPTIONS/                EMPLOYEES IN               EXERCISE              EXPIRATION
 NAME                            SARS GRANTED               FISCAL YEAR                 PRICE                  DATE
- -------------------             --------------           -----------------           -----------           ------------
 Gary O. Marino                   350,000(1)                    71%                  $3.10-$4.15             11/11/04

 John H. Marino                       0                         N/A                      N/A                    N/A

- ----------------------------

(1) Represents options to purchase (i) 87,500 shares of Common Stock at an exercise price of $3.10 per share, (ii) 87,500 shares of Common Stock at an exercise price of $3.40 per share, (iii) 87,500 shares of Common Stock at an exercise price of $3.75 per share and (iv) 87,500 shares of Common Stock at an exercise price of $4.15 per share, all of which options were granted to Mr. Gary Marino pursuant to the terms of his employment agreement. See "Executive Compensation - Employment Agreements."


AGGREGATED FISCAL YEAR-END OPTION VALUE TABLE

         The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of December 31, 1995. No stock options were exercised by the Named Executive Officers during the year ended December 31, 1995. No stock appreciation rights were granted or are outstanding.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                    NUMBER OF UNEXERCISED              VALUE OF UNEXERCISED
                                                                       OPTIONS HELD AT               IN-THE-MONEY OPTIONS AT
                                 SHARES                             DECEMBER 31, 1995 (#)              DECEMBER 31, 1995 ($)
                               ACQUIRED ON          VALUE        -----------------------------      ----------------------------
         NAME                  EXERCISE (#)      REALIZED ($)    EXERCISABLE     UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
 --------------------------    ------------      ------------    -----------------------------      ----------------------------
 Gary O. Marino  . . . . .          0                 0            215,000          175,000         $ 70,625(1)         (2)

 John H. Marino  . . . . .          0                 0               0                0               N/A              N/A

- ------------------------------

(1) The closing sale price of the Common Stock on December 29, 1995 as reported by NASDAQ was $3.625 per share. Value is calculated by multiplying (a) the difference between $3.625 and each option exercise price by (b) the number of shares of Common Stock underlying each such option. At December 31, 1995, Mr. Marino had been granted the following options to purchase Common Stock, which options were exercisable at year end: (i) options to purchase 40,000 shares of Common Stock at an exercise price of $3.50 per share, (ii) options to purchase 87,500 shares of Common Stock at an exercise price of $3.10 per share and (iii) options to purchase 87,500 shares of Common Stock at an exercise price of $3.40 per share. In addition, at December 31, 1995, Mr. Marino held the following options to purchase Common Stock, which options were not exercisable at year end: (i) options to purchase 87,500 shares of Common Stock at an exercise price of $3.75 per share and (ii) options to purchase 87,500 shares of Common Stock at an exercise price of $4.15 per share.
(2) The unexercisable portion of options held by Mr. Marino were not in-the-money as of December 31, 1995.

                              CERTAIN TRANSACTIONS

         During 1993, the Company was a party to the Management Agreement with HTG regarding the provision to the Company of management and financial services, executive officers, administrative support staff and office space and equipment. All of the issued and outstanding shares of capital stock of HTG, prior to the HTG Merger, were owned by BRCC, a former stockholder of the Company, and Messrs. John Marino and Eric D. Gerst, a former director of the Company. For the year ended December 31, 1993, John Marino received $131,250 from HTG in cash compensation. In addition, Mr. Gary Marino received $37,250 in consulting fees from HTG in 1993. Until October and September of 1993, respectively, Messrs. Gary Marino and Redfearn were officers and directors of BRCC. BRCC received management and accounting fees and other compensation totaling $78,750 from HTG in 1993, representing, in part, compensation to BRCC for providing the services of Messrs. Gary Marino and Redfearn.

         BRCC, a former stockholder of the Company, received aggregate fees of $248,756 in 1993 from the Company for assisting in structuring and negotiating proposed acquisitions and reimbursement for associated services. Fees paid by the Company to BRCC for services rendered in 1994 did not exceed $60,000. No fees were paid to BRCC by the Company in 1995.

         Jenex Financial Corporation, of which Donald D. Redfearn was an executive officer and principal stockholder received $70,479 and 40,274 shares of the Company's Common Stock in 1994, which shares were valued at $1.75 per share at the time of issuance, for assisting the Company obtain financing for its acquisition of Kalyn Sibert Incorporated, a subsidiary of the Company. Additionally, Donald Redfearn and companies in which he was a principal stockholder received $72,000 in fees during 1995 for consulting services performed for the benefit of the Company and its subsidiaries.

         On June 6, 1995, the Company consummated the settlement of litigation brought against the Company and certain of its subsidiaries by Eric D. Gerst, a former employee and director of the Company. Pursuant to a settlement agreement dated as of March 15, 1995, Mr. Gerst dismissed the lawsuit with prejudice and provided general releases to the Company and the Company's RailAmerica Services Corporation and HESR subsidiaries, among others. In addition, the Company repurchased from Mr. Gerst and certain of his family members 190,000 shares of Common Stock, constituting all shares of Common Stock owned by them, and certain pieces of equipment consisting of locomotives and other rolling stock for an aggregate cash payment of $1 million. Additionally, the Company issued to Mr. Gerst a warrant entitling him to purchase 127,500 shares of Common Stock at an exercise price of $4.25 per share, which warrant is exercisable until September 15, 1998. Upon further consideration and review by the Company, the suspension of Mr. Gerst from his duties as an officer of the Company had been rescinded, annulled and retracted retroactively to its effective date, July 15, 1994. Mr. Gerst voluntarily resigned as an officer and director of the Company on January 17, 1995.

         The Company believes that all of the transactions described above were on terms comparable to those that might have been obtained from unaffiliated parties.

           OTHER BUSINESS; REPRESENTATIVES OF THE COMPANY'S AUDITORS

         The Board of Directors knows of no other business to be brought before the 1996 Annual Meeting. If, however, any other business should properly come before the 1996 Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

         Representatives of Coopers & Lybrand LLP, the Company's independent auditors, are not expected to be present at the Annual Meeting, and, accordingly, may not be available to respond to stockholder inquiries.

                  INFORMATION CONCERNING STOCKHOLDER PROPOSALS

         Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, a stockholder intending to present a proposal to be included in the Company's proxy statement for the Company's 1997 Annual Meeting of Stockholders must deliver a proposal in writing to the Company's principal executive offices no later than February 26, 1997.


                                          By Order Of The Board of Directors


                                          GARY O. MARINO
                                          Chairman of the Board and
                                          Chief Executive Officer

Boca Raton, Florida
June 27, 1996

                                                                   Appendix A


                              RAILAMERICA, INC.
                         301 YAMATO ROAD, SUITE 1190
                          BOCA RATON, FLORIDA 33341


    THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS


                                 COMMON STOCK


        The undersigned holder of Common Stock of RailAmerica, Inc., a Delaware corporation (the "Company"), hereby appoints Gary O. Marino and John H. Marino, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote as designated on the reverse, all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the 1996 Annual
Meeting of Stockholders of the Company, to be held on Wednesday, July 24, 1996, at 10:00 a.m., local time, at the Boca Raton Marriott at Town Center, 5150 Town Center Circle, Boca Raton, Florida, or at any adjournments(s) or postponement(s) thereof.

        The Board of Directors recommends a vote FOR the election of all the director nominees listed in the proposals set forth on the reverse side of this proxy card.


                               SEE REVERSE SIDE


/X/ Please mark your
    vote as in this
    example



                                 VOTE FOR                    VOTE
                            all nominees listed            WITHHELD
                            except as indicated              for
                           to the contrary below         all nominees
1. Election of                                                                    Nominees:
   Directors                       /   /                      /   /           Class I Directors
   of the                                                                     -----------------
   Company                                                                    Donald D. Redfearn
                                                                               Charles Swinburn
  (INSTRUCTIONS: To withhold authority to vote for any director
   indicate any such director here)                                           Class II Directors
                                                                              ------------------
                                                                               Robert F. Toia
  ---------------------------------------------------------------
                                                                              Class III Directors
                                                                              -------------------
                                                                              Douglas R. Nichols


                        In their discretion the proxies are authorized to vote upon such other business as may properly come before the 1996 Annual Meeting, and any adjournments or postponements thereof.


                        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED
                        IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE PROPOSALS.

                        The undersigned hereby acknowledges receipt of
                        (i) the Notice of Annual Meeting, (ii) the Proxy Statement and (iii) the Company's 1996 Annual Report to Stockholders.

                        PLEASE MARK, SIGN, AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE
                        NECESSARY IF MAILED IN THE UNITED STATES.


Signature                                                 Dated:         , 1996
         -----------------------  ----------------------         --------

IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by a duly authorized person.